FOR IMMEDIATE RELEASE



     Jackson Hewitt Inc. ("Jackson Hewitt") today announced the closing of a public offering in which 1,322,500 shares of Common Stock were sold by Jackson Hewitt at a public offering price of $21.25 per share. The net proceeds to Jackson Hewitt in the offering were approximately $25.8 million. In the offering, certain shareholders of Jackson Hewitt also sold an aggregate of 178,945 shares of Common Stock at a price of $21.25 per share. Janney Montgomery Scott Inc. and Scott & Stringfellow, Inc. acted as managing underwriters in the offering.

         Jackson Hewitt is the second largest tax preparation service in the United States, with a 41 state network comprised of 1,296 franchised and 76 company-owned offices operating under the trade name "Jackson Hewitt Tax Service."

     For further information, contact Keith E. Alessi, Chairman, President and Chief Executive Officer of Jackson Hewitt, at (757) 473-3300.